Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2020 SECOND QUARTER FINANCIAL RESULTS

➢	Board of Directors Declares $0.06 Per Share Cash Dividend

Financial Highlights

●	2020 Q2 revenue of $908.2 million, compared to $789.9 million in 2019 Q2
●	2020 Q2 net income attributable to Primoris of $33.0 million, or $0.68 per fully diluted share, compared to $17.8 million, or $0.35 per fully diluted share, in 2019 Q2
●	2020 Q2 SG&A 5.7% of revenue, compared to 6.2% of revenue in 2019 Q2
●	2020 Q2 cash flows from operations of $66.1 million, compared to cash used in operations of $24.4 million in 2019 Q2
●	Total Backlog of $3.5 billion at June 30, 2020
o	Includes $0.5B related to a major pipeline project in the Mid-Atlantic

Dallas, TX – August 4, 2020– Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2020.

The Company also announced that on July 31, 2020 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on September 30, 2020, payable on or about October 15, 2020.

Tom McCormick, President and Chief Executive Officer of Primoris, commented, “We are proud of Primoris’ resilient second quarter results.  In spite of the uncertainty created by a global pandemic, an oil crisis, and social unrest, Primoris’ revenue was the second highest in the Company’s history.  Four of our five segments improved their margins compared to the 2019 second quarter, with particularly strong results in our gas and electric utility markets.  The continued improvement in the Civil segment margins are the direct result of the improvement initiatives Primoris has been implementing over the past couple of years.  We signed over $1.2 billion in new business in the second quarter, much of it in the solar and renewable markets, and ended the quarter with $3.5 billion in backlog.  That value includes roughly $0.5 billion related to a major pipeline project.  Although our customer has publicly announced that the project has been cancelled, they have not yet provided formal notice or given guidance to the consortium members as to their scope related to the cancellation (i.e. demobilization, reinstatement, etc.).”

Mr. McCormick continued, “We have learned how to successfully execute our projects while taking the necessary steps to keep our employees, customers, and communities safe during the pandemic.  Our solid backlog positions us for a strong second half of the year, with the gas and electric utility markets and the solar market expected to continue to drive revenue and margins for the remainder of the year.  We continue to have exceptional cash flows, supporting our stable balance sheet and continued dividend, and believe that there are exciting opportunities for growth when the markets are able to see beyond the current volatility.”

2020 SECOND QUARTER RESULTS OVERVIEW

Revenue was $908.2 million for the three months ended June 30, 2020, an increase of $118.3 million, or 15.0%, compared to the same period in 2019. The increase was primarily due to growth in our Pipeline segment, partially offset by lower revenue in our Power and Transmission segments.  Gross profit was $101.0 million for the three months ended June 30, 2020, an increase of $20.4 million, or 25.4%, compared to the same period in 2019.  The increase was primarily due to an increase in revenue and margins. Gross profit as a percentage of revenue increased to 11.1% for the three months ended June 30, 2020, compared to 10.2% for the same period in 2019 as described in the forthcoming segment results.

Segment Revenue

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2020		2019
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$157,476	17.3%	$172,170	21.8%
Pipeline	289,559	31.9%	137,243	17.4%
Utilities	230,175	25.4%	222,312	28.1%
Transmission	109,948	12.1%	135,354	17.1%
Civil	121,058	13.3%	122,850	15.6%
Total	$908,216	100.0%	$789,929	100.0%

	For the six months ended June 30,
	2020		2019
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$353,669	21.4%	$317,553	21.9%
Pipeline	481,082	29.1%	272,057	18.7%
Utilities	377,345	22.9%	368,518	25.4%
Transmission	212,732	12.9%	253,797	17.5%
Civil	226,631	13.7%	239,562	16.5%
Total	$1,651,459	100.0%	$1,451,487	100.0%

Segment Gross Profit

(in thousands, except %)

(unaudited)

	For the three months ended June 30,
	2020		2019
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$6,703	4.3%	$23,167	13.5%
Pipeline	27,030	9.3%	11,531	8.4%
Utilities	42,392	18.4%	30,866	13.9%
Transmission	13,445	12.2%	10,200	7.5%
Civil	11,397	9.4%	4,767	3.9%
Total	$100,967	11.1%	$80,531	10.2%

	For the six months ended June 30,
	2020		2019
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$25,385	7.2%	$43,365	13.7%
Pipeline	43,522	9.0%	26,547	9.8%
Utilities	46,994	12.5%	39,107	10.6%
Transmission	15,157	7.1%	16,828	6.6%
Civil	17,719	7.8%	7,144	3.0%
Total	$148,777	9.0%	$132,991	9.2%

Power, Industrial, & Engineering Segment (“Power”):  Revenue decreased by $14.7 million, or 8.5%, for the three months ended June 30, 2020, compared to the same period in 2019. The decrease is primarily due to lower revenue at our Canadian operations and the substantial completion of a Louisiana industrial plant project in 2019, partially offset by an industrial project for a major utility customer in California that began in the third quarter of 2019.  Gross profit for the three months ended June 30, 2020, decreased by $16.5 million, or 71.1%, compared to the same period in 2019 due to lower revenue and margins.  Gross profit as a percentage of revenue decreased to 4.3% during the three months ended June 30, 2020, compared to 13.5% in the same period in 2019 primarily due to higher costs associated with a liquified natural gas (“LNG”) plant project in the northeast in 2020, partially offset by strong performance and favorable margins realized on Texas solar projects.

Pipeline & Underground Segment (“Pipeline”):  Revenue increased by $152.3 million, or 111.0%, for the three months ended June 30, 2020, compared to the same period in 2019. The increase is primarily due to pipeline projects in Texas that began in the first quarter of 2020, partially offset by the substantial completion of a major pipeline project in West Texas in the second quarter of 2019 and reduced activity on a pipeline project in the Mid-Atlantic.  Gross profit for the three months ended June 30, 2020, increased by $15.5 million, or 134.4%, compared to the same period in 2019 due to higher revenue and margins. Gross profit as a percentage of revenue increased to 9.3% during the three months ended June 30, 2020, compared to 8.4% in the same period in 2019 primarily due to unfavorable weather conditions on a West Texas pipeline project and the impact of a client delay on a project in Southern California in 2019.

Utilities & Distribution Segment (“Utilities”): Revenue increased by $7.9 million, or 3.5%, for the three months ended June 30, 2020, compared to the same period in 2019 primarily due to increased activity with customers in the Midwest, Southeast, California and Texas, partially offset by decreased activity with a utility customer in California.  Gross profit for the three ended June 30, 2020, increased by $11.5 million, or 37.3%, compared to the same period in 2019 primarily due to higher revenue and margins.  Gross profit as a percentage of revenue increased to 18.4% during the three months ended June 30, 2020, compared to 13.9% in the same period in 2019 primarily due to favorable margins on projects in the Southeast from increased productivity in 2020 and unfavorable weather conditions experienced in the Midwest in 2019.

Transmission & Distribution Segment (“Transmission”): Revenue decreased by $25.4 million, or 18.8%, for the three months ended June 30, 2020, compared to the same period in 2019 primarily due to decreased activity with a utility customer in Texas.  Gross profit for the three months ended June 30, 2020, increased by $3.2 million, or 31.8%, compared to the same period in 2019, due primarily to higher margins, partially offset by lower revenue.  Gross profit as a percentage of revenue increased to 12.2% during the three months ended June 30, 2020, compared to 7.5% in the same period in 2019 primarily due to upfront costs to expand our operations and unfavorable weather conditions experienced in certain regions in 2019.

Civil Segment (“Civil”):  Revenue decreased by $1.8 million, or 1.5%, for the three months ended June 30, 2020, compared to the same period in 2019. The decrease is primarily due to the substantial completion of a project with a major refining customer, a port project, and an ethylene plant project in 2019, as well as lower Texas Department of Transportation volumes. These amounts were mostly offset by an LNG plant project in Texas that began in 2020.  Gross profit for the three months ended June 30, 2020, increased by $6.6 million compared to the same period in 2019 due primarily to higher margins. Gross profit as a percentage of revenue increased to 9.4% during the three months ended June 30, 2020, compared to 3.9% in the same period in 2019 due primarily to strong performance on the LNG plant project in Texas that began in 2020 and increased profit on Louisiana Department of Transportation and Development projects.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative (“SG&A”) expenses were $51.4 million during the three months ended June 30, 2020, an increase of $2.7 million, or 5.5%, compared to 2019 primarily due to a $3.5 million increase in compensation related expenses, including incentive compensation, partially offset by a $0.7 million decrease in travel expense. SG&A expense as a percentage of revenue decreased to 5.7% compared to 6.2% for the corresponding period in 2019 due to increased revenue.

Interest expense for the three months ended June 30, 2020, decreased compared to the same period in 2019 due primarily to a $0.1 million unrealized gain on the change in the fair value of our interest rate swap agreement during the three months ended June 30, 2020, compared to a $2.7 million loss in 2019.

The effective tax rate on income attributable to Primoris (excluding noncontrolling interests) was 29.0% for the three months ended June 30, 2020.  The rate differs from the U.S. federal statutory rate of 21.0% primarily due to state income taxes and nondeductible components of per diem expenses.

OUTLOOK

Balancing the ongoing uncertainty surrounding the COVID-19 pandemic with the expected continued strength in operations across the Company’s Utilities, Transmission, and Civil segments for the remainder of the year, Primoris estimates that for the fiscal year ending December 31, 2020, net income attributable to Primoris will be between $1.60 and $1.80 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at June 30, 2020 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$820	$88	$908	89%
Pipeline	844	74	918	45%
Utilities	33	642	675	100%
Transmission	22	413	435	100%
Civil	586	4	590	65%
Total	$2,305	$1,221	$3,526	77%

At June 30, 2020, Fixed Backlog was $2.31 billion, compared to $1.76 billion at December 31, 2019.  Fixed Backlog for the Pipeline segment as of June 30, 2020 includes $0.51 billion of backlog associated with a major pipeline project in the Mid-Atlantic. In July 2020, the customer announced the planned cancellation of the project. However, we have not received formal termination of the contract from the customer at this time.

At June 30, 2020, MSA Backlog was $1.22 billion, compared to $1.42 billion at December 31, 2019.  During the second quarter of 2020, approximately $335 million of revenue was recognized from MSA projects, a 3.7% decrease over the second quarter 2019 MSA revenue.  MSA Backlog represents estimated MSA revenue for the next four quarters.

Total Backlog at June 30, 2020 was $3.53 billion, compared to $3.18 billion at December 31, 2019.

Backlog, including estimated MSA revenue, should not be considered a comprehensive indicator of future revenue.  Revenue from certain projects where scope, and therefore contract value, is not adequately defined, is not included in Fixed backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

Tom McCormick, President and Chief Executive Officer, and Ken Dodgen, Executive Vice President and Chief Financial Officer, will host a conference call Tuesday, August 4, 2020 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

●(877) 407-8293 (Domestic)
●	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13707087, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the leading providers of specialty contracting services operating mainly in the United States and Canada. Primoris provides a wide range of specialty construction services, fabrication, maintenance, replacement, and engineering services to a diversified base of customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and into Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements that reflect, when made, the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including with regard to the Company’s future performance.  Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would” or similar expressions.  Forward-looking statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of regulation and the economy, generally.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Actual results may differ materially as a result of a number of factors, including, among other things, customer timing, project duration, weather, and general economic conditions; changes in our mix of customers, projects, contracts and business; regional or national and/or general economic conditions and demand for our services; price, volatility, and expectations of future prices of oil, natural gas, and natural gas liquids; variations and changes in the margins of projects performed during any particular quarter; increases in the costs to perform services caused by changing conditions; the termination, or expiration of existing agreements or contracts; the budgetary spending patterns of customers; increases in construction costs that we may be unable to pass through to our customers; cost or schedule overruns on fixed-price contracts; availability of qualified labor for specific projects; changes in bonding requirements and bonding availability for existing and new agreements; the need and availability of letters of credit; costs we incur to support growth, whether organic or through acquisitions; the timing and volume of work under contract; losses experienced in our operations; the results of the review of prior period accounting on certain projects; developments in governmental investigations and/or inquiries; intense competition in the industries in which we operate; failure to obtain favorable results in existing or future litigation or regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure of our partners, suppliers or subcontractors to perform their obligations; cyber-security breaches; failure to maintain safe worksites; risks or uncertainties associated with events outside of our control, including severe weather conditions, public health crises and pandemics (such as COVID-19), political crises or other catastrophic events; client delays or defaults in making payments; the availability of credit and restrictions imposed by credit facilities; failure to implement strategic and operational initiatives; risks or uncertainties associated with acquisitions, dispositions and investments; possible information technology interruptions or inability to protect intellectual property; the Company’s failure, or the failure of our agents or partners, to comply with laws; the Company's ability to secure appropriate insurance; new or changing legal requirements, including those relating to environmental, health and safety matters; the loss of one or a few clients that account for a significant portion of the Company's revenues; asset impairments; and risks arising from the inability to successfully integrate acquired businesses. In addition to information included in this press release, additional information about these and other risks can be found in Part I, Item 1A “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, and our other filings with the Securities and Exchange Commission (“SEC”).  Such filings are available on the SEC’s website at www.sec.gov.  Given these risks and uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Ken Dodgen	Kate Tholking
Executive Vice President, Chief Financial Officer	Vice President, Investor Relations
(214) 740-5608	(214) 740-5615
kdodgen@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenue	$908,216	$789,929	$1,651,459	$1,451,487
Cost of revenue	807,249	709,398	1,502,682	1,318,496
Gross profit	100,967	80,531	148,777	132,991
Selling, general and administrative expenses	51,422	48,719	95,810	91,650
Operating income	49,545	31,812	52,967	41,341
Other income (expense):
Foreign exchange (loss) gain	(200)	(403)	(64)	(588)
Other income (expense), net	706	177	718	(193)
Interest income	64	219	345	568
Interest expense	(3,690)	(6,716)	(12,802)	(12,308)
Income before provision for income taxes	46,425	25,089	41,164	28,820
Provision for income taxes	(13,463)	(7,265)	(11,936)	(8,060)
Net income	32,962	17,824	29,228	20,760

Less net income attributable to noncontrolling interests	(3)	(37)	(6)	(1,026)

Net income attributable to Primoris	$32,959	$17,787	$29,222	$19,734

Dividends per common share	$0.06	$0.06	$0.12	$0.12

Earnings per share:
Basic	$0.68	$0.35	$0.60	$0.39
Diluted	$0.68	$0.35	$0.60	$0.39
Weighted average common shares outstanding:
Basic	48,270	50,912	48,429	50,841
Diluted	48,668	51,228	48,782	51,208

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	June 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$155,670	$120,286
Accounts receivable, net	468,949	404,911
Contract assets	376,733	344,806
Prepaid expenses and other current assets	45,943	42,704
Total current assets	1,047,295	912,707
Property and equipment, net	368,086	375,888
Operating lease assets	240,072	242,385
Deferred tax assets	1,116	1,100
Intangible assets, net	65,146	69,829
Goodwill	215,103	215,103
Other long-term assets	16,736	13,453
Total assets	$1,953,554	$1,830,465
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$256,980	$235,972
Contract liabilities	223,077	192,397
Accrued liabilities	222,472	183,501
Dividends payable	2,893	2,919
Current portion of long-term debt	51,913	55,659
Total current liabilities	757,335	670,448
Long-term debt, net of current portion	300,899	295,642
Noncurrent operating lease liabilities, net of current portion	163,947	171,225
Deferred tax liabilities	17,820	17,819
Other long-term liabilities	68,649	45,801
Total liabilities	1,308,650	1,200,935
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	91,257	97,130
Retained earnings	554,717	531,291
Accumulated other comprehensive (loss) income	(1,109)	76
Noncontrolling interest	34	1,028
Total stockholders’ equity	644,904	629,530
Total liabilities and stockholders’ equity	$1,953,554	$1,830,465

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income	$29,228	$20,760
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	39,231	43,392
Stock-based compensation expense	1,202	858
Gain on sale of property and equipment	(7,332)	(4,713)
Unrealized loss on interest rate swap	4,907	4,194
Other non-cash items	2,823	160
Changes in assets and liabilities:
Accounts receivable	(65,860)	(97,964)
Contract assets	(32,765)	(51,048)
Other current assets	(3,268)	5,309
Other long-term assets	223	(137)
Accounts payable	21,897	(31,405)
Contract liabilities	30,784	4,205
Operating lease assets and liabilities, net	(551)	(918)
Accrued liabilities	22,125	13,481
Other long-term liabilities	18,007	(2,698)
Net cash provided by (used in) operating activities	60,651	(96,524)
Cash flows from investing activities:
Purchase of property and equipment	(21,703)	(56,907)
Proceeds from sale of property and equipment	12,086	21,196
Net cash used in investing activities	(9,617)	(35,711)
Cash flows from financing activities:
Borrowings under revolving line of credit	—	140,000
Payments on revolving line of credit	—	(85,000)
Proceeds from issuance of long-term debt	33,873	23,105
Repayment of long-term debt	(32,469)	(34,320)
Proceeds from issuance of common stock purchased under a long-term incentive plan	578	1,804
Payment of taxes on conversion of Restricted Stock Units	(77)	(1,519)
Cash distribution to noncontrolling interest holders	(1,000)	(3,505)
Repurchase of common stock	(8,343)	—
Dividends paid	(5,814)	(6,094)
Other	(2,014)	(39)
Net cash (used in) provided by financing activities	(15,266)	34,432
Effect of exchange rate changes on cash and cash equivalents	(384)	854
Net change in cash and cash equivalents	35,384	(96,949)
Cash and cash equivalents at beginning of the period	120,286	151,063
Cash and cash equivalents at end of the period	$155,670	$54,114